EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST III
MERRILL LYNCH PREFERRED FUNDING III, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	June 30, 2010		June 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST III	FUNDING III, L.P.	CAPITAL TRUST III	FUNDING III, L.P.

Earnings	$13,531	$15,763	$13,531	$15,767

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	13,125	13,531	13,125	13,531

Total combined fixed charges and preferred securities distribution requirements	$13,125	$13,531	$13,125	$13,531

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE SIX MONTHS ENDED		FOR THE SIX MONTHS ENDED
	June 30, 2010		June 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST III	FUNDING III, L.P.	CAPITAL TRUST III	FUNDING III, L.P.

Earnings	$27,062	$31,528	$27,062	$31,538

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	26,250	27,062	26,250	27,062

Total combined fixed charges and preferred securities distribution requirements	$26,250	$27,062	$26,250	$27,062

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.17